Exhibit 99.1

Contact: Montauk Financial Group Victor K. Kurylak, Pres. (800) 876-3672, ext. 4230 info@montaukfinancial.com	Olympic Cascade Financial Corporation Mark Goldwasser, CEO and Pres. (212) 417-8210

Olympic Cascade and First Montauk Enter into
Letter of Intent to Merge

October 12, 2004—Olympic Cascade Financial Corporation (AMEX: OLY) and First Montauk Financial Corp. (OTC/BB: FMFK) announced today that they have agreed to a preliminary letter of intent for a merger or other similar combination of the two companies. The final terms of the merger have not been reached and merger discussions are continuing.

The letter of intent is subject to numerous conditions, including satisfactory completion of due diligence, finalization of the terms of the combination and structure of the transaction; negotiation, preparation and execution of definitive transaction documents, compliance with state and federal securities laws and regulations, and corporate, shareholder and regulatory approvals.  If a final agreement is reached and the other conditions satisfied, the transaction is expected to close in the first calendar quarter of 2005.  However, as a result of the foregoing uncertainties, there can be no assurances that the transaction will be completed.

Olympic Cascade Financial Corporation is a holding company for National Securities Corporation, based in Seattle, Washington. National Securities has approximately 400 registered representatives across the country, and conducts securities brokerage, and investment banking business with approximately 55,000 retail and institutional accounts.

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ. First Montauk has approximately 350 registered representatives across the country, and conducts securities brokerage, insurance, investment banking and advisory business with approximately 60,000 retail and institutional accounts.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company's estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in each Company's Securities and Exchange Commission filings, including each Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. Each of the Companies undertake no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

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